                                                                     EXHIBIT 99D

KEVIN S. ROSEN (Bar No. 133304)
WILLIAM E. THOMSON (Bar No. 187912)
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California  90071-3197
Telephone:  (213) 229-7000
Fax:  (213) 229-7520

JULIA J. RIDER (Bar No. 067277)
ADRIANNE J. BROWNSTEIN (Bar No. 150227)
JEFFER, MANGELS, BUTLER & MARMARO LLP
2121 Avenue of the Stars, Tenth Floor
Los Angeles, California 90067-5010
Telephone:  (310) 203-8080
Fax:  (310) 203-0567

Attorneys for Plaintiff
COASTCAST CORPORATION

DAVID J. BERGER (Bar No. 147645)
JARED L. KOPEL (Bar No. 126817)
SUSAN BOWER (Bar No. 173244)
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California  94304-1050
Telephone:  (650) 493-9300
Fax:  (650) 493-6811

Attorneys for Defendant
JONATHAN VANNINI



                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                               WESTERN DIVISION

COASTCAST CORPORATION, a California    )    CASE NO. 98-6625 WMB (Mcx)
corporation,                           )
                                       )     STIPULATION AND ORDER RE
          Plaintiff                    )     CASE MANAGEMENT SCHEDULE
                                       )
    v.                                 )     DATE:   [No Hearing Required]
                                       )     TIME:
JONATHAN VANNINI, an individual,       )     PLACE:  Courtroom 9
                                       )             Hon. William M. Byrne, Jr.
          Defendant.                   )
                                       )
_______________________________________)

     The parties to this stipulation ("Stipulation") are plaintiff Coastcast Corporation ("Coastcast") and defendant Jonathan Vannini ("Vannini"):

     WHEREAS, on or about August 13, 1998, Coastcast filed the above-captioned action against Vannini;

     WHEREAS, on or about September 10, 1998, Vannini filed a motion to dismiss Coastcast's complaint;

     WHEREAS, on or about September 18, 1998, Coastcast filed a First Amended Complaint;

     WHEREAS, on or about September 23, 1998, a hearing was held before the Honorable Magistrate Judge James McMahon, during which Magistrate Judge McMahon ruled that Coastcast was entitled to proceed with the discovery it had requested and that Vannini was not entitled to conduct the discovery he sought;

     WHEREAS, counsel for Vannini stated his intention to file a motion to dismiss with respect to Coastcast's First Amended Complaint by September 28, 1998;

     WHEREAS, in lieu of Vannini proceeding with his motion to dismiss and Coastcast filing additional motions in response, including a motion for Rule 11 sanctions with respect to any such motion to dismiss and a motion to permit discovery to proceed, the parties have agreed to a case management schedule in an attempt to avoid unnecessary motion practice and the unnecessary incurring of attorneys' fees; and

     WHEREAS, nothing in this Stipulation shall prevent either party from filing any motions, seeking any relief and/or taking any other steps in connection with this litigation not inconsistent with the provisions of this Stipulation that said party deems necessary or warranted.

     NOW, THEREFORE, IT IS HEREBY STIPULATED by and between the parties, by and through their counsel of record herein, as follows:

     1. A special meeting of shareholders of Coastcast ("Special Meeting") will be called by Coastcast on behalf of Vannini to be held on January 15, 1999, commencing at
///

10:00 a.m. Pacific Standard Time, at a location in Los Angeles County to be selected by Coastcast.

                                   DISCOVERY
                                   ---------

     2. In exchange for Coastcast's agreement to hold a Special Meeting, Vannini agrees not to file a motion to dismiss Coastcast's First Amended Complaint and to cooperate with Coastcast's taking of the discovery ordered by Magistrate Judge McMahon on September 23, 1998, a true and correct copy of which Order is attached hereto as Exhibit "A" and incorporated herein by this reference. In that regard, the following discovery shall take place:

          a. Vannini shall respond to Coastcast's previously propounded document requests and interrogatories by no later than October 2, 1998;

          b. Coastcast shall take the depositions of Vannini, John E. Rehfeld, James K. Malernee, Jr., Jeffrey Mark Cohen, Jeffrey Gendel, University of California, Los Angeles, Columbia University and Salomon Smith Barney, Inc. between October 1 and October 23, 1998. If for any reason any of the third party deponents are unable to be deposed during this time-period, then the depositions may proceed at such other later date as is convenient for the deponents. Counsel shall cooperate in good faith in the scheduling of these depositions.

          c. Upon the execution of this Stipulation, Vannini agrees immediately to advise the University of California, Los Angeles, Columbia University and Salomon Smith Barney, Inc. in writing, with a copy to Coastcast's counsel, that his previous letters advising them not to comply with Coastcast's subpoenas are withdrawn and that there is no discovery stay in place.

     3. Vannini shall have until October 5, 1998 to answer Coastcast's First Amended Complaint.

                  CORRECTED DISCLOSURES AND BRIEFING SCHEDULE
                  -------------------------------------------

     4. By no later than October 26, 1998, Vannini shall provide Coastcast with copies of his amended proxy materials and amended Schedule 13D, along with any amended press releases or other corrective information which he intends to disseminate to the Coastcast shareholders, or any of them, in connection with the Special Meeting (collectively, the "Disclosure Documents"). If Vannini provides the Disclosure Documents to Coastcast before the above-referenced discovery is completed, including the resolution of any motions arising from any disputes with respect to the foregoing discovery, then Coastcast shall have three court days after the completion of said discovery to object in writing to the Disclosure Document(s) provided. If discovery, including the resolution of any motions arising from any disputes with respect to the foregoing discovery, is completed by the time that Vannini provides the Disclosure Documents to Coastcast, then Coastcast shall have three court days from the date of receipt to object in writing to the Disclosure Document(s) provided.

     5. Vannini and Coastcast shall meet and confer within two court days of Vannini's receipt of Coastcast's objections to the Disclosure Documents in an attempt to work out amicably the dispute with respect to the same. If the parties are able to work out their dispute informally, then Vannini shall have three court days from the date the agreement is reached to make all agreed-upon corrections.

     6. If the parties are not able to work out their dispute informally, or if Vannini's corrections do not satisfy Coastcast, Coastcast shall have five court days from (a) the date the parties determine they are not able to work out their differences, or (b) the date Vannini provides his corrected Disclosure Documents to Coastcast, to file a motion for preliminary injunction and/or any other applicable relief. The motion shall be heard on the first Monday after one week has elapsed (or the earliest possible date thereafter that is convenient for the Court), with Vannini's opposition being due five days after the motion is filed and Coastcast's reply being due two court days before the hearing.

     7. If Vannini is required by the Court to make additional changes to any of his Disclosure Documents, he shall have one week to do so unless otherwise ordered by the Court. Coastcast will be allowed at least fifteen days to prepare, file and clear with the SEC relevant proxy materials for the Special Meeting after (a) all changes to Vannini's Disclosure Documents required by the Court have been made by Vannini and, if applicable, filed with the SEC, or (b) the Court has found Vannini's Disclosure Documents to be adequate. None of the foregoing shall be construed as precluding the Court from issuing any other injunctive relief as may be appropriate under applicable law.

                                SPECIAL MEETING
                                ---------------

     8. The record date for the Special Meeting will be a date selected by Coastcast which complies with applicable California law, the bylaws of Coastcast, the rules of the New York Stock Exchange, and any requirements of the SEC.

     9. Notice of the Special Meeting will be given to the shareholders of Coastcast by Coastcast no later than December 15, 1998. Vannini agrees that he will not (a) provide any notice of the Special Meeting, (b) issue a press release regarding the Special Meeting (except as otherwise agreed to in writing by the parties), (c) make any statements to the media regarding the timing of the Special Meeting prior to official notice of the Special Meeting having been given by Coastcast, or (d) otherwise advise Coastcast's shareholders about the Special Meeting prior to official notice of the Special Meeting having been given by Coastcast, except insofar as he attaches this Stipulation to any of his filings with the SEC. Nothing herein shall preclude either party from seeking the Court's intervention regarding the timing of notice of the Special Meeting.

     10. Coastcast will cause Vannini to be provided with a shareholders' list concurrently with its provision of notice of the Special Meeting to Coastcast's shareholders.

     11. Coastcast represents that the amendments of Coastcast's employee stock option plan ("Employee Plan") and non-employee director stock option plan ("Director Plan") which were approved by the shareholders at the 1998 annual meeting of shareholders (collectively, the "Amendments") have been rescinded by Coastcast's Board of Directors. Coastcast represents that no options have been granted under either of the Amendments. Coastcast agrees that neither of the Amendments will be reinstated. Coastcast further agrees that any future amendments to the Employee Plan or the Director Plan by the Board of Directors that would authorize grants of additional options to officers or directors of Coastcast will be subject to future shareholder approval.

     12. In exchange for Coastcast's representations and agreements as set forth in paragraph 10, above, Vannini agrees that any issue regarding the revocation of the Amendments is moot and that shareholder approval of the revocation of the Amendments is unnecessary. Vannini further agrees that shareholder approval of revocation of the Amendments will not be proposed and/or considered in connection with the Special Meeting.

     13. Coastcast further represents that options to purchase not more than 372,500 shares of common stock of Coastcast have been granted to Hans Buehler during the last three years. Vannini agrees that disclosures in his proxy materials with respect to the options granted to Mr. Buehler will be corrected in the time-frame set forth in this Stipulation.

     IT IS SO STIPULATED.

DATED:  October 1, 1998       GIBSON, DUNN & CRUTCHER LLP
                                    -- and --
                              JEFFER, MANGELS, BUTLER & MARMARO LLP


                              By: /s/ Kevin S. Rosen
                                 ------------------------
                                      KEVIN S. ROSEN
                              Attorneys for Plaintiff
                              COASTCAST CORPORATION


DATED:  October 2, 1998       WILSON, SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              By: /s/ David J. Berger
                                 -------------------------
                                    DAVID J. BERGER
                              Attorneys for Defendant
                              JONATHAN VANNINI


                                     ORDER
                                     -----
     For good cause shown, the foregoing Stipulation shall be the Order of this Court.

     IT IS SO ORDERED.

DATED: _____________, 1998      __________________________________________
                                 THE HON. WILLIAM M. BYRNE, JR.